Exhibit 99.2

Media Contact:
Doug Gunster
dgunster@2u.com

301-892-4557

2U, Inc. Adds Recognized Higher Education Leader
Edward S. Macias to Board of Directors

— Provost Emeritus of Washington University in St. Louis has most recently led the university’s efforts to explore its approach to online education and technology —

LANDOVER, Md. (November 4, 2014) — 2U, Inc. (NASDAQ: TWOU), a leading provider of cloud-based software-as-a-service solutions for nonprofit colleges and universities to deliver online degree programs, today announced that Edward S. Macias, provost emeritus and the Barbara and David Thomas Distinguished Professor in Arts & Sciences for Washington University in St. Louis, has joined its board of directors.

Macias, PhD, was chief academic officer at Washington University for 25 years, before stepping down from his position as provost and executive vice chancellor in June 2013. Following his tenure as provost, Macias was most recently tapped by Washington University Chancellor Mark Wrighton to lead the school’s effort to explore its approach to online education and to leverage advances in education technology to enhance its reach and impact.

“As one of the longest serving and most respected administrators in higher education, Ed Macias knows firsthand the challenges and opportunities that universities confront as they look to integrate technology and online degree programs into their traditional offerings,” said Chip Paucek, chief executive officer and co-founder of 2U. “Ed is a long-time supporter of 2U, and his guidance and unique perspective will be invaluable as we continue to pursue our growth strategy.”

“We’re honored to welcome Ed to the 2U board of directors,” said Paul Maeder, director and chair of the board of 2U. “With his unmatched knowledge and experience in higher education, as well as his proven commitment to leadership and innovation, he is an excellent addition to the board and we look forward to working with him.”

“Through its innovative approach and technology, 2U is transforming the perception of online degree programs and I believe it represents the future of higher education,” said Macias. “I welcome the opportunity to join the 2U board and to help the company demonstrate that, when done right, the online experience can more than match the rigor and successful outcomes of traditional on-campus programs.”

Macias, who served in many leadership roles at Washington University over the past 44 years, joined the Arts & Sciences faculty in 1970 as an assistant professor of chemistry and became a full professor in 1984. In the 1980s, he added administrative roles to his full-time teaching and research, serving as the director of the Summer School program and chair of the Department of Chemistry.

He was appointed provost in 1988, and in 1995 was named executive vice chancellor and dean of the faculty of Arts & Sciences. He stepped down as dean of the faculty of Arts & Sciences in June 2008. During his tenure as provost, in January 2013, Washington University and 2U launched the @WashULaw online master’s degree program from the Washington University School of Law.

Widely recognized as an academic leader, Macias has been called upon to assist national and governmental institutions, including the National Research Council of the National Academy of Sciences where he chaired the Committee on Nuclear and Radiochemistry. He also regularly serves on accreditation and review teams at other universities in the United States.

Macias holds a bachelor’s degree from Colgate University and a doctorate from Massachusetts Institute of Technology.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with leading colleges and universities to deliver the world’s best online degree programs so students everywhere can reach their full potential. Our cloud-based software-as-a-service platform provides schools with the comprehensive operating infrastructure they need to attract, enroll, educate, support and graduate students globally. Blending live face-to-face classes, dynamic course content and real-world learning experiences, 2U’s No Back Row™ approach ensures that every qualified student can experience the highest quality university education for the most successful outcome. Learn more at 2U.com.

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